UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 2000
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

    Morgan Stanley Venture Capital II, Inc. (1)
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     (Last)                         (First)                      (Middle)

    1221 Avenue of the Americas
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                                   (Street)

    New York                          NY                            10020
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Lionbridge Technologies, Inc. (LIOX)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Year

     11/99
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
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  X     Form filed by More than One Reporting Person
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          Table I -- Non-Derivative Securities Acquired, Disposed of or
                               Beneficially Owned


1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                             (Month/                                                                   (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------
Common Stock               11/11/99  J(2)(3)          206    D   $18.6875        4,619,340               I(4)            Through
                                                                                                                      Partnership(5)
Common Stock               11/11/99    C          255,544    A      $0.02        4,619,340               I(4)            Through
                                                                                                                      Partnership(5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
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Common Stock Warrants             $0.015               11/11/99            C                    255,544       Immed.        3/9/06





1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
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Common Stock Warrants             Common Stock          255,544                        -0-               1(4)           Through
                                                                                                                     Partnership (5)

Explanation of Responses:

(1)  Please see attached Joint Filer Information.
(2) Pursuant to Section 16(b), the reporting person, Morgan Stanley Venture Capital II, Inc. ("MSVC"), has, on behalf of Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. (collectively, the "Funds"), disgorged to the issuer all profit resulting from the reported trades.
(3) Shares withheld by issuer in payment of exercise price in connection with exercise of derivative securities.
(4)  Except for the Funds, which hold the securities directly.
(5) Pursuant to Instruction 4(b)(iv), the entire amount of MSVC's securities are being reported. The reporting person disclaims beneficial ownership of the securities except to the extent of its pecuniary interests as the managing general partner of Morgan Stanley Venture Partners II, L.P., the General Partner of the Funds.



    /s/  Stephanie Holmes                                  11/23/99
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**Signature of Reporting Person                              Date

By: Stephanie Holmes, authorized
signatory for Morgan Stanley Dean
Witter & Co. and Assistant Secretary of
Morgan Stanley Venture Capital II, Inc.,
the managing general partner of Morgan
Stanley Venture Partners II, L.P., the
General Partner of the Funds.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1474 (7-96)

                             Joint Filer Information

Each of the following joint filers has designated Morgan Stanley Venture Capital II, Inc. ("MSVC II, Inc.") as the "Designated Filer" for purposes of Item 1 of the attached Form 4:

   (1)    Morgan Stanley Dean Witter & Co. ("MSDW")
          1585 Broadway
          New York, New York 10036

   (2) Morgan Stanley Venture Partners II, L.P. ("MSVP II, L.P.") 1221 Avenue of the Americas
          New York, New York 10020

   (3) Morgan Stanley Venture Capital Fund II Annex, L.P. ("MSVCF IIA, L.P.") 1221 Avenue of the Americas
          New York, New York 10020

   (4) Morgan Stanley Venture Investors Annex, L.P. ("MSVIA, L.P.") 1221 Avenue of the Americas
          New York, New York 10020


Issuer & Ticker Symbol: Lionbridge Technologies, Inc.  (LIOX)

Date of Event Requiring Statement: 11/99


Signature:  /s/ Stephanie Holmes
            ---------------------------------------------------------------
            By: Stephanie Holmes, as authorized signatory for
            MSDW and Assistant Secretary of MSVC II, Inc., the managing general partner of MSVP II, L.P., the General Partner of MSVCF IIA, L.P. and MSVIA, L.P.


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